UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2015

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36845	47-3116175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Frontage Road, Suite 301 Hampton, New Jersey	08827
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (908) 574-4770

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On June 29, 2015, the Board of Directors (the “Board”) of Bellerophon Therapeutics, Inc. (the “Company”) increased the size of the Board from nine to ten directors and appointed Naseem Amin as a director, effective immediately. Dr. Amin will serve as a Class II director, with a term expiring at the 2017 Annual Meeting of Stockholders, and as a member of the Audit Committee.  The Board has determined that Dr. Amin is “independent” as contemplated by the Nasdaq Stock Market and other governing laws and applicable regulations, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Dr. Amin is currently a Venture Partner at Advent Life Sciences in London, England.  He previously served as the Chief Scientific Officer at Smith and Nephew plc from September 2009 to November 2014, where he oversaw corporate research and development, divisional manufacturing and product development functions.  Dr. Amin served as Senior Vice President of Business Development of Biogen Idec in Cambridge, Massachusetts from October 2005 to July 2009.  Dr. Amin previously served as Head of International Commercial Development at Genzyme Corporation and Vice President of Business Development and Vice President of Clinical Research. Before joining Genzyme in 1999, Dr. Amin was employed with Baxter Healthcare for seven years where he served as Director of Product Planning and Analysis and in various product management positions.  Dr. Amin received a B.Sc. in biochemistry and an M.D. from Royal Free and University College Medical School at the University of London. He holds an M.B.A. from the Kellogg School of Management, Northwestern University.

Dr. Amin will receive compensation for his service as a non-employee director and for committee service in accordance with the Company’s previously disclosed amended director compensation program, including the award of a one-time nonqualified stock option under the Company’s 2015 Equity Incentive Plan to purchase 25,000 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”).  The stock option was granted by the Company’s Compensation Committee on June 29, 2015 and has an exercise price of $7.78 per share, which was equal to the closing price of the Common Stock on the NASDAQ Global Market on such grant date. The shares subject to the option will vest in equal annual installments over a three-year period measured from the date of grant.

Dr. Amin will enter into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially similar to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify the relevant director for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director.

Appointment of Principal Officer

On June 26, 2015, the Board appointed Amit Agrawal as the Company’s Vice President and Chief Operating Officer and its principal operating officer, effective as of July 8, 2015.

Mr. Agrawal, age 39, has served as Director, Strategy, of Amgen Inc., a biotechnology company, since May 2012.  From September 2008 to May 2012, Mr. Agrawal worked at McKinsey and Company, a global strategy consulting firm.  Mr. Agrawal received a B.S. in chemistry and an M.S. in chemistry from the Indian Institute of Technology and a Ph.D. in biomedical engineering from the Georgia Institute of Technology. Mr. Agrawal was a post-doctoral fellow at Massachusetts Institute of Technology from January 2007 to August 2008.

Mr. Agrawal has no family relationships with any of the executive officers or directors of the Company.  There are no arrangements or understandings between Mr. Agrawal and any other person pursuant to which he was elected as an officer or director of the Company.

Pursuant to the terms of his employment offer letter with the Company, Mr. Agrawal’s annual base salary will be $235,000 and his annual target bonus opportunity will be 35% of his annual base salary. Additionally, Mr. Agrawal will be reimbursed for up to $50,000 in expenses incurred in relocating to the New Jersey area.

The Company’s Compensation Committee also approved, effective as of Mr. Agrawal’s commencement of employment with the Company, the grant to Mr. Agrawal of an option to purchase 100,000 shares of Common Stock, with the shares subject to such stock option vesting in five equal installments, with the first installment vesting on the start date of Mr. Agrawal’s employment with the Company, and the remaining four installments vesting annually on each of the first four anniversaries of such start date. The stock option will have a per share exercise price equal to the closing price of the Common Stock on the NASDAQ Global Market on such grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: July 1, 2015	By:	/s/ Jonathan M. Peacock
Name: Jonathan M. Peacock Title: Chairman and Chief Executive Officer